Exhibit 99.1

PETER WARWICK NAMED CHIEF EXECUTIVE OFFICER

OF SCHOLASTIC CORPORATION

Iole Lucchese and Robert Dumont Join Scholastic’s Board of Directors

New York – July 19, 2021 – The Board of Directors of Scholastic Corporation (NASDAQ: SCHL) announced today that Peter Warwick has been named President and Chief Executive Officer of the global children’s publishing, education and media company, effective August 1, 2021. Mr. Warwick, 69, who has served as an independent director on the Company’s Board since 2014, assumes the lead operating roles and responsibilities of the late M. Richard (Dick) Robinson, Jr., who passed away in early June. In Mr. Warwick’s new role as CEO, he will be responsible for Scholastic’s business strategy and overseeing all business segments and corporate functions.

“It is an honor to accept the position of CEO at one of the premier publishing houses in the world, and to lead our dedicated and exceptionally talented management team and employees,” Mr. Warwick said. “Dick Robinson built Scholastic into the most admired global children’s book and education business. His devotion to children’s literacy, education, and journalistic integrity was so profound it is ingrained in the culture of the Company. I am deeply committed to continuing to embrace these same principles going forward and build upon the core Scholastic mission while creating value for all of our stakeholders. As a Board member for the last seven years, I have been part of the decisions that have built a powerful business platform and enhanced our beloved brand. We will grow our business by continuing to create new and exciting content, developing educational programs in print and digital formats, and further strengthening our partnerships with children, parents and educators around the world.”

The Board of Directors issued the following statement: “Peter will be only the third CEO in Scholastic’s rich 100-year history, and he has proven himself exceptionally qualified to take on that role. During his tenure as a member of the Board, Peter has been an effective and creative leader and advocate for Scholastic. His prior career as the chief executive officer of significant business units within Thomson Reuters and Pearson provides Peter with the requisite experience and insights to deliver strong growth and financial performance at Scholastic. Under Peter’s leadership, our collection of great businesses, unparalleled content, and remarkable people will continue and grow in strength to serve our customers, shareholders and other stakeholders.”

The Company also announced the immediate appointment of two new members to the Company’s Board of Directors. Iole Lucchese, the Executive Vice President, Chief Strategy Officer of the Company and President, Scholastic Entertainment, was elected to fill the Board seat recently vacated by the passing of Dick Robinson, with the Board also appointing Ms. Lucchese as the Chair of the Board. In her current executive positions, which she will continue to hold, Ms. Lucchese has worked in partnership with Dick Robinson to advance the Company’s strategic and creative initiatives across all operating units, including new product and program offerings, business transformation, and digital expansion, as well as overseeing the Company’s digital content and marketing initiatives and its expanding media activities. Ms. Lucchese has been with the Company for 30 years, starting her career with Scholastic Canada and rising to the leadership of Scholastic Canada before moving to the Company’s headquarters office in New York City. Throughout her career, she has evidenced a strong track record of instigating effective change, including the significant expansion of the book publishing and distribution group in Canada, the expansion of the Company’s digital activities, and her responsibility for the renewal of its media activities, strengthening the “Scholastic” brand through bringing Scholastic’s highly engaging content to audiences in new formats.

PETER WARWICK NAMED CHIEF EXECUTIVE OFFICER OF SCHOLASTIC CORPORATION

Additionally, Robert Dumont has been elected as a director of the Company, as designee of the Robinson Family. Mr. Dumont is currently the principal at Robert Dumont PLLC, a NY-based boutique law firm specializing in tax and estate planning for international private clients. Mr. Dumont established his private practice after 30 years of experience with large organizations: first as a partner in Baker & McKenzie and then as the leader of Deloitte Tax LLP’s international private client practice. Mr. Dumont fills the Board seat held by Andrew Hedden, who resigned from the Board for this purpose after 30 years of Board service. Mr. Hedden continues to serve the Company as its Executive Vice President, General Counsel and Secretary. James W. Barge will continue to serve as the Board’s Lead Independent Director.

Commenting on these director appointments, the Company’s Board of Directors stated, “We are pleased to welcome Iole and Bob to our Board. They bring decades of leadership and insights that are vital to Scholastic’s future success. Their good counsel, expertise and passion will add a new energy to our Board, further strengthening our commitment to the continuance of Scholastic’s mission of creating, in both print and digital formats, books, educational materials and children’s media that encourage and inspire students from all backgrounds throughout the world.”

The Board further stated, “We believe the executive and Board leadership changes made today, in the wake of Dick Robinson’s passing, will provide the organizational direction necessary to move Scholastic forward in continuing and building upon its core mission and its focus on our customers, parents, educators and the children.”

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children’s media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children’s learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

PETER WARWICK NAMED CHIEF EXECUTIVE OFFICER OF SCHOLASTIC CORPORATION

SCHL: Financial

Contact: Scholastic Corporation

Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com